FOR IMMEDIATE RELEASE
May 21, 2015

WASHINGTONFIRST BANKSHARES, INC. ELECTS CAREN D. MERRICK TO ITS BOARD OF DIRECTORS

Reston, VA., May 21, 2015 -- WashingtonFirst Bankshares, Inc. (NASDAQ: WFBI) the holding company of WashingtonFirst Bank, announced today the election of Caren D. Merrick, founder and CEO of Pocket Mentor, to its board of directors on May 18, 2015. “Having Caren join our board brings a fresh perspective and strong leadership from within the technology service sector,” said President and CEO Shaza L. Andersen. “Caren has deep and enduring ties to the region and is an active leader in the local business and charitable communities. Her experience in the community development industry will be a pivotal addition to the Board as we continue to expand our reach in the area,” said Andersen.

Ms. Merrick has over 25 years of experience in marketing and management. Ms. Merrick’s prior positions include Co-Founder and Executive Vice President of webMethods, Inc., (Nasdaq) a business-to-business enterprise software solution for Global 2000 companies with revenue of $200m and over 1,100 employees worldwide. webMethods was sold to SoftwareAG for $540 million. Currently, she serves on the board of the Gladstone Companies, leaders in private equity, debt financing, and real estate ownership with approximately $1.7 billion in investments. Ms. Merrick also serves as a director with the Metropolitan Washington Airports Authority (MWAA), which manages and operates Washington's Ronald Reagan National and Dulles International airports, serving over 40 million passengers a year, with revenue of $800 million. MWAA also manages the development of the $6 billion Dulles Corridor Silver Line Metrorail project.

Additionally, Ms. Merrick is a founding investor in Venture Philanthropy Partners, a philanthropic investment organization that mentors nonprofit leaders in growing programs to improve the lives of children from low income families in the National Capital Region.

Ms. Merrick was elected at the regular meeting of the board on May 18, 2015. “The Board of Directors of WashingtonFirst is committed to our future as a community-oriented bank that provides competitive financial services to local businesses and consumers,” said Chairman of the Board Joseph S. Bracewell. “Caren's reputation is unmatched and we couldn’t be more thrilled to have her join our organization.”
About The Company
WashingtonFirst Bankshares, Inc. is headquartered in Reston, Virginia and is the holding company for WashingtonFirst Bank, which commenced operations in 2004. WashingtonFirst Bank, which focuses on providing quality, tailored services to its customers, conducts a full service commercial banking operation through 17 branches in the greater Washington, D.C. metropolitan area. The Company's common stock is traded on the NASDAQ Stock Market under the quotation symbol "WFBI" and is included in the ABA NASDAQ Community Bank Index. For more information about WashingtonFirst Bank or the Company, please visit the Company's website at www.wfbi.com.
Cautionary Statements About Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operations and policies and regarding general economic conditions. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission ("SEC") on March 16, 2015, Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 6, 2015, Current Reports on Form 8-K, and in other documents we file with the SEC from time to time.  In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the management of the Company as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the Company’s market, and their impact on the operations, assets and earnings of the Company, interest rates and interest rate policy, competitive factors, judgments about the ability of the Company to successfully integrate its operations following significant transactions including, but not limited to, mergers and acquisitions, the ability to avoid customer dislocation during the period leading up to and following such transactions, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Readers are cautioned against placing undue reliance on such forward-looking statements.  The Company assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.
Additional documents are available free of charge at the SEC’s website, www.sec.gov and on the Company’s website at www.wfbi.com under the tab “Investor Relations” or by contacting the Company’s Investor Relations Department at 11921 Freedom Drive, Suite 250, Reston, VA 20190. You may also read and copy any reports, statements and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement dated March 18, 2015 available on the SEC’s website at www.sec.gov.

WashingtonFirst Bankshares Inc.
Matthew R. Johnson, 703-840-2410
Executive Vice President & Chief Financial Officer
MJohnson@WFBI.com
www.WFBI.com

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